Exhibit 99.1

FOR IMMEDIATE RELEASE
January 24, 2019
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media:    Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS RECORD ANNUAL EARNINGS
Record Annual Revenue Drives 20% Increase in 2018 EPS

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported 2018 full-year net income of $1.4 billion, an increase of 17% from the prior year. Earnings per common share for the year were $1.20, up 20% from the prior year. Tangible book value per common share as of 2018 year-end was $7.34, a 5% year-over-year increase. Return on average assets for the 2018 full year was 1.33%, return on average common equity was 13.4%, and return on average tangible common equity was 17.9%.
Net income for the 2018 fourth quarter was $334 million, a 23% decrease from the year-ago quarter. Earnings per common share for the 2018 fourth quarter were $0.29, down 22% from the year-ago quarter. The 2017 fourth quarter included an estimated tax benefit of $123 million, or $0.11 per common share, related to the Tax Cuts and Jobs Act ("federal tax reform"). Excluding this tax benefit for the 2017 fourth quarter, 2018 fourth quarter earnings per common share were up 12% from the year-ago quarter. Return on average assets for the 2018 fourth quarter was 1.25%, return on average common equity was 12.9%, and return on average tangible common equity was 17.3%.
"2018 marks another year of strong performance for Huntington, with record net income for the fourth consecutive year and annual positive operating leverage for the sixth consecutive year," said Steve Steinour, chairman, president, and CEO. "For the first time, we achieved all five of our long-term financial goals on a full-year GAAP basis. This achievement accelerated our ability to provide enhanced long-term targets as a part of the new strategic plan announced in the fourth quarter. Our strategy is based on capitalizing on our sustainable competitive advantages, driving organic revenue growth, and adhering to our aggregate moderate-to-low risk appetite.”
"Total revenue for the 2018 full year increased 4% year-over-year driven by organic balance sheet growth and net interest margin expansion. The revenue growth coupled with our disciplined expense management drove annual positive operating leverage,” Steinour said. “Average loan growth remained strong at 6% for the 2018 full year, driven by broad-based consumer and commercial lending. As expected, the fourth quarter reflected seasonally strong commercial loan production, particularly from our corporate, dealer floorplan, and equipment finance customers at the end of December, along with steady consumer loan production."
"Our view of 2019 from a balance sheet growth perspective remains unchanged, generally consistent with our view of overall economic activity. The underlying fundamentals of our local economies are positive, and businesses are generally performing well and are optimistic about 2019. Our loan pipelines remain steady, and credit metrics remain strong. We are executing on our new strategic plan and continue to invest to drive organic growth. The plan entails low execution risk and builds on the success of the past two strategic plans. At the same time, given recent market volatility, we are reverting to our historic practice of assuming no interest rate hikes in our revenue expectation and are adjusting our expense expectation as a result. We are focused on what we can control to drive long-term performance."

Full-year 2018 highlights compared with 2017:

•	Fully-taxable equivalent total revenue increased $181 million, or 4%.

•	Fully-taxable equivalent net interest income increased $167 million, or 5%.

•	Net interest margin increased 3 basis points to 3.33%.

•	Noninterest income increased $14 million, or 1%.

•	Noninterest expense decreased $67 million, or 2%, as 2017 included $154 million of acquisition-related expense.

•	Efficiency ratio of 56.9%, down from 60.9%.

•	Average loans and leases increased $4.4 billion, or 6%, including a $3.2 billion, or 10%, increase in consumer loans and a $1.1 billion, or 3%, increase in commercial loans.

•	Average core deposits increased $3.6 billion, or 5%, driven by a $2.1 billion, or 98%, increase in core certificates of deposits (CDs) and a $1.7 billion, or 9%, increase in money market deposits.

•	Net charge-offs (NCOs) equated to 0.20% of average loans and leases, down from 0.23% and represented continued performance below the average through-the-cycle target range of 0.35% to 0.55%.

•	Nonperforming asset (NPA) ratio of 0.52%, down from 0.55%.

•	Common Equity Tier 1 (CET1) risk-based capital ratio of 9.65%, down from 10.01% and within our 9% to 10% operating guideline.

•	Tangible common equity (TCE) ratio of 7.21%, down from 7.34%.

•	Tangible book value per common share (TBVPS) increased $0.37, or 5%, to $7.34.

•	Repurchased $939 million of common stock (61.6 million shares at an average price of $15.23 per share).

•	Cash dividends on common stock increased for the eighth consecutive year.

2018 Fourth Quarter highlights compared with 2017 Fourth Quarter:

•	Fully-taxable equivalent total revenue increased $48 million, or 4%.

•	Fully-taxable equivalent net interest income increased $59 million, or 8%.

•	Net interest margin increased 11 basis points to 3.41%.

•	Noninterest income decreased $11 million, or 3%.

•	Noninterest expense increased $78 million, or 12%.

•	Average loans and leases increased $4.9 billion, or 7%, including a $3.0 billion, or 9%, increase in consumer loans and a $1.9 billion, or 5%, increase in commercial loans.

•	Average securities decreased $1.7 billion, or 7%.

•	Average core deposits increased $5.1 billion, or 7%, driven by a $3.8 billion, or 193%, increase in average core CDs and a $1.9 billion, or 9%, increase in money market deposits.

•	NCOs equated to 0.27% of average loans and leases, up from 0.24% and remaining below the average through-the-cycle target range of 0.35% to 0.55%.

•	Repurchased $200 million of common stock (15.0 million shares at an average price of $13.36 per share).

•
In October, Huntington announced the consolidation of 70 branches and additional corporate facilities. While the expense of these actions was included in the 2018 fourth quarter, certain consolidations were completed early in the 2019 first quarter.

•	In December, Huntington announced the sale of 32 Wisconsin branches, which is expected to close in the 2019 second quarter.

Table 1 – Earnings Performance Summary

	Full Year		2018		2017
($ in millions, except per share data)	2018	2017	Fourth Quarter	Third Quarter	Fourth Quarter
Net income	$1,393	$1,186	$334	$378	$432
Diluted earnings per common share	1.20	1.00	0.29	0.33	0.37

Return on average assets	1.33%	1.17%	1.25%	1.42%	1.67%
Return on average common equity	13.4	11.6	12.9	14.3	17.0
Return on average tangible common equity	17.9	15.7	17.3	19.0	22.7
Net interest margin	3.33	3.30	3.41	3.32	3.30
Efficiency ratio	56.9	60.9	58.7	55.3	54.9

Tangible book value per common share	$7.34	$6.97	$7.34	$7.06	$6.97
Cash dividends declared per common share	0.50	0.35	0.14	0.14	0.11
Average diluted shares outstanding (000’s)	1,105,985	1,136,186	1,073,055	1,103,740	1,130,117

Average earning assets	$96,577	$92,423	$97,752	$96,753	$93,937
Average loans and leases	72,246	67,891	73,822	72,751	68,940
Average core deposits	76,403	72,830	79,078	77,680	73,946

Tangible common equity / tangible assets ratio	7.21%	7.34%	7.21%	7.25%	7.34%
Common equity Tier 1 risk-based capital ratio	9.65	10.01	9.65	9.89	10.01

NCOs as a % of average loans and leases	0.20%	0.23%	0.27%	0.16%	0.24%
NAL ratio	0.45	0.50	0.45	0.50	0.50
ALLL as a % of total loans and leases	1.03	0.99	1.03	1.04	0.99

Table 2 lists certain items that management believes are significant in understanding corporate performance and trends (see Basis of Presentation on page 14). There were no Significant Items in 2018.
Table 2 – Significant Items Influencing Earnings

	Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)	Amount	Amount (1)	EPS (2)
Twelve Months Ended
December 31, 2018 – net income		$1,393	$1.20
• None	N/A	—	—
December 31, 2017 – net income		$1,186	$1.00
• Federal tax reform-related estimated tax benefit (3)	N/A	123	0.11
• Merger and acquisition-related net expenses	$(152)	(99)	(0.09)

Three Months Ended
December 31, 2018 – net income		$334	$0.29
• None	N/A	—	—
September 30, 2018 – net income		$378	$0.33
• None	N/A	—	—
December 31, 2017 – net income		$432	$0.37
• Federal tax reform-related estimated tax benefit (3)	N/A	123	0.11

(1)	Favorable (unfavorable) impact on net income

(2)	EPS reflected on a fully diluted basis

(3)
Represents the reasonable estimated impact of tax reform as of December 31, 2017. We completed our provisional estimate related to tax reform during 2018 which resulted in an immaterial impact for the year.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Rising Short-Term Interest Rates Drove NIM Expansion

	2018	2017		2018		2017
($ in millions)	Full Year	Full Year	Change YOY	Fourth Quarter	Third Quarter	Fourth Quarter	Change (%)
							LQ	YOY
Net interest income	$3,189	$3,002	6%	$833	$802	$770	4%	8%
FTE adjustment	30	50	(40)	8	8	12	0	33
Net interest income - FTE	3,219	3,052	5	841	810	782	4	8
Noninterest income	1,321	1,307	1	329	342	340	(4)	(3)
Total revenue - FTE	$4,540	$4,359	4%	$1,170	$1,152	$1,122	2%	4%

	2018	2017			2018		2017
	Full Year	Full Year	Change YOY		Fourth Quarter	Third Quarter	Fourth Quarter	Change bp
Yield / Cost								LQ	YOY
Total earning assets	4.12%	3.77%	35	bp	4.34%	4.16%	3.83%	18	51
Total loans and leases	4.58	4.19	39		4.76	4.60	4.23	16	53
Total securities	2.72	2.57	15		2.84	2.73	2.64	11	20
Total interest-bearing liabilities	1.06	0.64	42		1.23	1.13	0.73	10	50
Total interest-bearing deposits	0.65	0.33	32		0.84	0.73	0.37	11	47

Net interest rate spread	3.06	3.13	(7)		3.11	3.03	3.10	8	1
Impact of noninterest-bearing funds on margin	0.27	0.17	10		0.30	0.29	0.20	1	10
Net interest margin	3.33%	3.30%	3	bp	3.41%	3.32%	3.30%	9	11
See Pages 7-9 and 18-20 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2018 fourth quarter increased $59 million, or 8%, from the 2017 fourth quarter. This reflected the benefit from the $3.8 billion, or 4%, increase in average earning assets coupled with an 11 basis point increase in the FTE net interest margin (NIM) to 3.41%. Average earning asset yields increased 51 basis points year-over-year, driven by a 53 basis point improvement in loan yields. Average interest-bearing liability costs increased 50 basis points, although interest-bearing deposit costs only increased 47 basis points. The cost of short-term borrowings and long-term debt increased 134 basis points and 109 basis points, respectively. The benefit from noninterest-bearing funds increased 10 basis points versus the year-ago quarter. Embedded within these yields and costs, FTE net interest income during the 2018 fourth quarter included $17 million, or approximately 7 basis points, of purchase accounting impact compared to $24 million, or approximately 10 basis points, in the year-ago quarter. The 2018 fourth quarter included an approximately 2 basis point impact from higher commercial interest recoveries. On a year-over-year basis, NIM was negatively impacted by 2 basis points as a result of the impact of federal tax reform on the FTE adjustment.
Compared to the 2018 third quarter, FTE net interest income increased $31 million, or 4%, primarily reflecting a 9 basis point increase in NIM. Average earning asset yields increased 18 basis points sequentially, driven by a 16 basis point increase in loan yields, which includes the aforementioned commercial interest recovery benefit, and the benefit of the earning asset mix shift. Average interest-bearing liability costs increased 10 basis points, primarily driven by an 11 basis point increase in average interest-bearing deposit costs. The benefit of noninterest-bearing funds increased 1 basis point. The purchase accounting impact on the net interest margin was approximately 7 basis points in the 2018 fourth quarter, unchanged from the prior quarter.

Table 4 – Average Earning Assets – Broad-based Consumer and C&I Loan Growth Reflects Underlying Economic Strength of Footprint

	2018	2017		2018		2017
($ in billions)	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$28.9	$27.7	4%	$29.6	$28.9	27.4	2%	8%
Commercial real estate	7.2	7.2	0	6.9	7.2	7.2	(3)	(4)
Total commercial	36.1	35.0	3	36.5	36.0	34.6	1	5
Automobile	12.3	11.5	7	12.4	12.4	12.0	0	4
Home equity	9.9	10.0	(1)	9.8	9.9	10.0	(1)	(2)
Residential mortgage	9.9	8.2	20	10.6	10.2	8.8	3	20
RV and marine finance	2.8	2.2	32	3.2	3.0	2.4	7	34
Other consumer	1.2	1.0	18	1.3	1.2	1.1	4	18
Total consumer	36.2	32.9	10	37.3	36.7	34.3	2	9
Total loans and leases	72.2	67.9	6	73.8	72.8	68.9	1	7
Total securities	23.5	23.9	(2)	22.7	23.2	24.3	(2)	(7)
Held-for-sale and other earning assets	0.8	0.7	29	1.3	0.8	0.7	54	85
Total earning assets	$96.6	$92.4	4%	$97.8	$96.8	$93.9	1%	4%
See Pages 7 and 18 of Quarterly Financial Supplement for additional detail.
Average earning assets for the 2018 fourth quarter increased $3.8 billion, or 4%, from the year-ago quarter, primarily reflecting a $4.9 billion, or 7%, increase in average total loans and leases. Average commercial and industrial (C&I) loans increased $2.1 billion, or 8%, reflecting broad-based growth. Average residential mortgage loans increased $1.8 billion, or 20%, driven by an increase in lending officers and expansion into the Chicago market. Average RV and marine finance loans increased $0.8 billion, or 34%, reflecting the success of the well-managed geographic expansion over the past two years, while maintaining our commitment to super prime originations. Average automobile loans increased $0.5 billion, or 4%, driven by origination volume consistent with current market dynamics and our continued commitment to high quality borrowers while optimizing yield and production in the rising rate environment over the past year. Average securities decreased $1.7 billion, or 7%, primarily due to runoff in the portfolio, partially offset by continued growth in direct purchase municipal instruments in our commercial banking segment.
Compared to the 2018 third quarter, average earning assets increased $1.0 billion, or 1%. Average total loans and leases increased $1.1 billion, or 1%. Average C&I loans increased $0.7 billion, or 2%, reflecting growth in dealer floorplan, corporate, and middle market banking. Average total consumer loans increased $0.6 billion, or 2%, driven by continued growth in residential mortgage and RV and marine lending. Average securities decreased $0.5 billion, or 2%, primarily due to runoff in the portfolio. As of December 31, 2018, approximately $121 million of loans were included in held-for-sale related to the announced sale of our Wisconsin branches, which is expected to close in the 2019 second quarter.

Table 5 – Average Liabilities – Continued Growth in Core Deposits Drove Reduction in Wholesale Funding

	2018	2017		2018		2017
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in billions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest bearing	$20.4	$21.7	(6)%	$20.4	$20.2	$21.7	1%	(6)%
Demand deposits - interest bearing	19.3	17.6	10	19.9	19.6	18.2	2	9
Total demand deposits	39.7	39.3	1	40.2	39.8	39.9	1	1
Money market deposits	21.4	19.7	9	22.6	21.5	20.7	5	9
Savings and other domestic deposits	11.1	11.7	(5)	10.5	11.4	11.3	(8)	(7)
Core certificates of deposit	4.2	2.1	98	5.7	4.9	1.9	16	193
Total core deposits	76.4	72.8	5	79.1	77.7	73.9	2	7
Other domestic deposits of $250,000 or more	0.3	0.4	(37)	0.3	0.3	0.4	21	(14)
Brokered deposits and negotiable CDs	3.5	3.7	(5)	3.5	3.5	3.4	(1)	3
Total deposits	$80.2	$77.0	4%	$82.9	$81.5	$77.7	2%	7%

Short-term borrowings	$2.7	$2.9	(6)%	$1.0	$1.7	$2.8	(42)%	(65)%
Long-term debt	9.0	8.9	1	8.9	8.9	9.2	0	(4)
Total debt	$11.7	$11.8	(1)%	$9.9	$10.6	$12.0	(7)%	(18)%

Total Interest-bearing liabilities	$71.5	$67.0	7%	$72.4	$71.9	$68.1	1%	6%
See Pages 7 and 18 of Quarterly Financial Supplement for additional detail.
Average total interest-bearing liabilities for the 2018 fourth quarter increased $4.4 billion, or 6%, from the year ago quarter. Average total deposits increased $5.2 billion, or 7%, while average total core deposits increased $5.1 billion, or 7%. Average core CDs increased $3.8 billion, or 193%, reflecting consumer deposit growth initiatives primarily in the first three quarters of 2018. Average money market deposits increased $1.9 billion, or 9%, primarily reflecting growth in commercial and consumer balances. Savings and other domestic deposits decreased $0.8 billion, or 7%, primarily reflecting FirstMerit-related balance attrition and continued consumer product mix shift. Average short-term borrowings decreased $1.8 billion, or 65%, as continued growth in core deposits reduced reliance on wholesale funding.
Compared to the 2018 third quarter, average total interest-bearing liabilities increased $0.5 billion, or 1%. Average total core deposits increased $1.4 billion, or 2%. Average core CDs increased $0.8 billion, or 16%, reflecting the aforementioned consumer deposit growth initiatives. Average total demand deposits increased $0.5 billion, or 1%, primarily driven by commercial interest checking growth. Average money market deposits increased $1.0 billion, or 5%, reflecting initiatives to drive commercial and consumer money market growth and a re-class of certain commercial savings accounts. Savings and other domestic deposits decreased $0.9 billion, or 8%, primarily reflecting the re-class of certain commercial savings accounts and continued consumer product mix shift. Average short-term borrowings decreased $0.7 billion, or 42%, as continued growth in core deposits reduced reliance on wholesale funding. As of December 31, 2018, approximately $872 million of deposits are held-for-sale associated with the previously-mentioned pending Wisconsin branch sale (included in total deposits in Table 5 above).

Noninterest Income (see Basis of Presentation on page 14)
Table 6 - Noninterest Income (GAAP) - Continued Momentum in Capital Markets and Card and Payment Processing Income

	2018	2017		2018		2017
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$364	$353	3%	$94	$93	$91	1%	3%
Card and payment processing income	224	206	9	58	57	53	2	9
Trust and investment management services	171	156	10	42	43	41	(2)	2
Mortgage banking income	108	131	(18)	23	31	33	(26)	(30)
Capital markets fees	91	76	20	29	22	23	32	26
Insurance income	82	81	1	21	19	21	11	0
Bank owned life insurance income	67	67	0	16	19	18	(16)	(11)
Gain on sale of loans	55	56	(2)	16	16	17	0	(6)
Securities (losses) gains	(21)	(4)	(425)	(19)	(2)	(4)	(850)	(375)
Other income	180	185	(3)	49	44	47	11	4
Total noninterest income	$1,321	$1,307	1%	$329	$342	$340	(4)%	(3)%
Table 7 - Impact of Significant Items

	2018	2017	2018		2017
	Full	Full	Fourth	Third	Fourth
($ in millions)	Year	Year	Quarter	Quarter	Quarter
Service charges on deposit accounts	$—	$—	$—	$—	$—
Card and payment processing income	—	—	—	—	—
Trust and investment management services	—	—	—	—	—
Mortgage banking income	—	—	—	—	—
Capital markets fees	—	—	—	—	—
Insurance income	—	—	—	—	—
Bank owned life insurance income	—	—	—	—	—
Gain on sale of loans	—	—	—	—	—
Securities (losses) gains	—	—	—	—	—
Other income	—	2	—	—	—
Total noninterest income	$—	$2	$—	$—	$—

Table 8 - Adjusted Noninterest Income (Non-GAAP)

	2018	2017		2018		2017
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$364	$353	3%	$94	$93	$91	1%	3%
Card and payment processing income	224	206	9	58	57	53	2	9
Trust and investment management services	171	156	10	42	43	41	(2)	2
Mortgage banking income	108	131	(18)	23	31	33	(26)	(30)
Capital markets fees	91	76	20	29	22	23	32	26
Insurance income	82	81	1	21	19	21	11	0
Bank owned life insurance income	67	67	0	16	19	18	(16)	(11)
Gain on sale of loans	55	56	(2)	16	16	17	0	(6)
Securities (losses) gains	(21)	(4)	(425)	(19)	(2)	(4)	(850)%	(375)%
Other income	180	183	(2)	49	44	47	11	4
Total adjusted noninterest income	$1,321	$1,305	1%	$329	$342	$340	(4)%	(3)%
See Pages 10-11 and 21-22 of Quarterly Financial Supplement for additional detail.
Noninterest income for the 2018 fourth quarter decreased $11 million, or 3%, from the year-ago quarter. Securities losses were $19 million compared to $4 million in the year-ago quarter, reflecting the losses related to the $1.1 billion portfolio repositioning completed in the 2018 fourth quarter. Mortgage banking income decreased $10 million, or 30%, primarily reflecting lower spreads on origination volume. Capital markets fees increased $6 million, or 26%, primarily driven by $4 million of fees from Hutchinson, Shockey, and Erley & Co. (HSE), which was acquired October 1, 2018. Card and payment processing income increased $5 million, or 9%, due to underlying customer growth and higher card usage.
Compared to the 2018 third quarter, total noninterest income decreased $13 million, or 4%. Securities losses were $19 million compared to $2 million in the 2018 third quarter, reflecting the $19 million of losses related to the aforementioned portfolio repositioning. Mortgage banking income decreased $8 million, or 26%, primarily reflecting lower spreads on origination volume and lower volume. Capital markets fees increased $7 million, or 32%, primarily driven by $4 million of fees from HSE and increased sales of foreign exchange and commodity derivatives.

Noninterest Expense (see Basis of Presentation on page 14)
Table 9 – Noninterest Expense (GAAP) – Year-over-Year Variance Driven by Branch and Facility Consolidation-Related Actions in the 2018 Fourth Quarter

	2018	2017		2018		2017
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$1,559	$1,524	2%	$399	$388	$373	3%	7%
Outside data processing and other services	294	313	(6)	83	69	71	20	17
Net occupancy	184	212	(13)	70	38	36	84	94
Equipment	164	171	(4)	48	38	36	26	33
Deposit and other insurance expense	63	78	(19)	9	18	19	(50)	(53)
Professional services	60	69	(13)	17	17	18	0	(6)
Marketing	53	60	(12)	15	12	10	25	50
Amortization of intangibles	53	56	(5)	13	13	14	0	(7)
Other expense	217	231	(6)	57	58	56	(2)	2
Total noninterest expense	$2,647	$2,714	(2)%	$711	$651	$633	9%	12%
(in thousands)
Number of employees (Average full-time equivalent)	15.7	15.8	(1)%	15.7	15.8	15.4	(1)%	2%
Table 10 - Impacts of Significant Items

	2018	2017	2018		2017
	Full	Full	Fourth	Third	Fourth
($ in millions)	Year	Year	Quarter	Quarter	Quarter
Personnel costs	$—	$42	$—	$—	$—
Outside data processing and other services	—	24	—	—	—
Net occupancy	—	52	—	—	—
Equipment	—	16	—	—	—
Deposit and other insurance expense	—	—	—	—	—
Professional services	—	10	—	—	—
Marketing	—	1	—	—	—
Amortization of intangibles	—	—	—	—	—
Other expense	—	9	—	—	—
Total noninterest expense	$—	$154	$—	$—	$—
Table 11 - Adjusted Noninterest Expense (Non-GAAP)

	2018	2017		2018		2017
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$1,559	$1,482	5%	$399	$388	$373	3%	7%
Outside data processing and other services	294	289	2	83	69	71	20	17
Net occupancy	184	160	16	70	38	36	84	(14)
Equipment	164	155	6	48	38	36	26	33
Deposit and other insurance expense	63	78	44	9	18	19	(50)	19
Professional services	60	59	2	17	17	18	0	(6)
Marketing	53	59	(10)	15	12	10	25	50
Amortization of intangibles	53	56	(5)	13	13	14	0	(7)
Other expense	217	222	(2)	57	58	56	(2)	2
Total adjusted noninterest expense	$2,647	$2,560	3%	$711	$651	$633	9%	12%
See Pages 10 and 21 of Quarterly Financial Supplement for additional detail.

Reported noninterest expense for the 2018 fourth quarter increased $78 million, or 12%, from the year-ago quarter. Net occupancy costs increased $34 million, or 94%, primarily reflecting $28 million of branch and facility consolidation-related expense in the 2018 fourth quarter. Personnel costs increased $26 million, or 7%, reflecting annual merit increases, higher benefit costs, and $3 million of run-rate expense from HSE. Equipment increased $12 million, or 33%, primarily reflecting $7 million of branch and facility consolidation-related expense in the 2018 fourth quarter. Outside data processing and other services expense increased $12 million, or 17%, primarily driven by higher technology investment costs. Marketing increased $5 million, or 50%, primarily reflecting timing of marketing campaigns. Insurance expense decreased $10 million, or 53%, due to the discontinuation of the FDIC surcharge in the 2018 fourth quarter.
Reported noninterest expense increased $60 million, or 9%, from the 2018 third quarter. Net occupancy expense increased $32 million, or 84%, primarily reflecting $28 million of branch and facility consolidation-related expense in the 2018 fourth quarter. Outside data processing and other services expense increased $14 million, or 20%, primarily driven by higher technology investment costs. Personnel costs increased $11 million, 3%, reflecting higher benefit costs and $3 million of run-rate expense from HSE. Equipment increased $10 million, or 26%, primarily reflecting $7 million of branch and facility consolidation-related expense in the 2018 fourth quarter. Insurance expense decreased $9 million, or 50%, due to the discontinuation of the FDIC surcharge in the 2018 fourth quarter.

Credit Quality
Table 12 – Credit Quality Metrics – NPA Ratio at Cyclical Low, and NCOs Remain Below the Average Through-the-Cycle Target Range

	2018				2017
($ in millions)	December 31,	September 30,	June 30,	March 31,	December 31,
Total nonaccrual loans and leases	$340	$370	$378	$383	$349
Total other real estate, net	23	27	28	30	33
Other NPAs (1)	24	6	6	7	7
Total nonperforming assets	387	403	412	420	389
Accruing loans and leases past due 90 days or more	170	154	132	106	115
NPAs + accruing loans and lease past due 90 days or more	$557	$557	$544	$526	$504
NAL ratio (2)	0.45%	0.50%	0.52%	0.54%	0.50%
NPA ratio (3)	0.52	0.55	0.57	0.59	0.55
(NPAs+90 days)/(Loans+OREO)	0.74	0.76	0.75	0.74	0.72
Provision for credit losses	$60	$53	$56	$66	$65
Net charge-offs	50	29	28	38	41
Net charge-offs / Average total loans	0.27%	0.16%	0.16%	0.21%	0.24%
Allowance for loans and lease losses (ALLL)	$772	$761	$741	$721	$691
Allowance for unfunded loan commitments and letters of credit	96	97	93	85	87
Allowance for credit losses (ACL)	$868	$858	$834	$806	$778
ALLL as % of:
Total loans and leases	1.03%	1.04%	1.02%	1.01%	0.99%
NALs	228	206	197	188	198
NPAs	200	189	180	172	178

(1)	Other nonperforming assets at December 31, 2018 include certain loans held-for-sale. Amounts prior to December 31, 2018 includes certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and net other real estate.
See Pages 12-15 and 23-26 of Quarterly Financial Supplement for additional detail.

Overall asset quality performance remained consistent with prior periods and our expectations. The consumer portfolio metrics continue to reflect the results associated with our focus on high quality borrowers, with an expected modest seasonal impact evident across the portfolios.  The commercial portfolios have performed consistently, with some quarter-to-quarter volatility as a result of the absolute low level of problem loans.
Nonaccrual loans and leases (NALs) decreased $9 million, or 3%, from the year-ago quarter to $340 million, or 0.45% of total loans and leases. The year-over-year decline was centered in the commercial real estate and residential mortgage portfolios, partially offset by an increase in the commercial portfolio. OREO balances decreased $10 million, or 30%, from the year-ago quarter. The decline in OREO assets reflected reductions in both commercial and residential properties. Nonperforming assets (NPAs) decreased to $387 million, or 0.52% of total loans and leases and OREO. On a linked quarter basis, NALs decreased $30 million, or 8%, while NPAs decreased $16 million, or 4%.
The provision for credit losses decreased $5 million year-over-year to $60 million in the 2018 fourth quarter. Net charge-offs (NCOs) increased $9 million to $50 million. The increase was primarily centered in the C&I portfolio, with no segment or geographic concentration. Consumer charge-offs have remained consistent over the past year. NCOs represented an annualized 0.27% of average loans and leases in the current quarter, up from 0.16% in the prior quarter and up from 0.24% in the year-ago quarter. We continue to be pleased with the net charge-off performance within each portfolio and in total.
The allowance for loan and lease losses (ALLL) as a percentage of total loans and leases increased to 1.03% compared to 0.99% a year ago, while the ALLL as a percentage of period-end total NALs increased to 228% from 198% over the same period. The increase in the ALLL is primarily the result of loan growth. We believe the level of the ALLL and ACL are appropriate given the low level of problem loans and the current composition of the overall loan and lease portfolio.

Capital
Table 13 – Capital Ratios – Managing Capital Ratios within Targeted Ranges

	2018				2017
($ in billions)	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible common equity / tangible assets ratio	7.21%	7.25%	7.78%	7.70%	7.34%
Regulatory common equity tier 1 risk-based capital ratio (1)	9.65%	9.89%	10.53%	10.45%	10.01%
Regulatory Tier 1 risk-based capital ratio (1)	11.06%	11.33%	11.99%	11.94%	11.34%
Regulatory Total risk-based capital ratio (1)	12.98%	13.36%	13.97%	13.92%	13.39%
Total risk-weighted assets (1)	$85.7	$83.6	$83.0	$81.4	$80.3

(1)	December 31, 2018 figures are estimated and are presented on a Basel III standardized approach basis for calculating risk-weighted assets.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.21% at December 31, 2018, down 13 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.65% at December 31, 2018, compared to 10.01% at December 31, 2017. The regulatory Tier 1 risk-based capital ratio was 11.06% compared to 11.34% at December 31, 2017. During the 2018 fourth quarter, Huntington submitted, and received no objection from the Federal Reserve, a proposal to adjust the quarterly path of common stock repurchases that were included in the 2018 Capital Plan. The adjusted quarterly path allowed the Company to take advantage of recent market volatility by accelerating common stock repurchases from 2019 into the 2018 fourth quarter. As a result, the Company repurchased $200 million of common stock during the 2018 fourth quarter at an average cost of $13.36 per share. There is $177 million of share repurchase authorization remaining under the 2018 Capital Plan.

Income Taxes
The provision for income taxes was a $57 million expense in the 2018 fourth quarter compared to a $20 million tax benefit in the 2017 fourth quarter. The effective tax rates for the 2018 fourth quarter and 2017 fourth quarter were 14.6% and (4.8)%, respectively. The 2017 fourth quarter tax benefit was primarily attributable to the revaluation of the net deferred tax liabilities at the lower statutory rate related to federal tax reform.
At December 31, 2018, the Company had a net federal deferred tax liability of $105 million and a net state deferred tax asset of $41 million.

Expectations – 2019
With the assumption of no interest rate hikes in 2019, full-year revenue is expected to increase approximately 4% to 7%. The full-year NIM is expected to remain relatively flat on a GAAP basis versus 2018 as modest core NIM expansion offsets the anticipated reduction in the benefit of purchase accounting. Full-year noninterest expense is expected to increase approximately 2% to 4%. The change in revenue growth expectations is entirely related to the updated interest rate assumptions, while the reduced expense growth expectations reflect actions taken to better pace investment spending in light of the revised revenue outlook.
Average loans and leases are expected to increase approximately 4% to 6% on an annual basis. Average total deposits are expected to increase approximately 4% to 6% on an annual basis.
Asset quality metrics are expected to remain better than our average through-the-cycle target ranges, with some moderate quarterly volatility.
The effective tax rate for 2019 is expected to be in the range of 15.5% to 16.5%.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on January 24, 2019, at 9:00 a.m. (Eastern Standard Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID# 13686018. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through February 1, 2019 at (877) 660-6853 or (201) 612-7415; conference ID# 13686018.
Please see the 2018 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington’s website, www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $109 billion of assets and a network of 954 branches and 1,774 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and BCFP; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our 2017 Annual Report on Form 10-K, as well as our subsequent Securities and Exchange Commission ("SEC") filings, which are on file with the SEC and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings.”
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website,
http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, and litigation actions. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, and goodwill impairment.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, and asset valuation write-downs reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, and Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2017 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

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